Exhibit 2

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 09/12/2019 03:16 PM ID Number: 20191558677 Document number: 20191733246 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

ID number	20191558677
(Colorado Secretary of State ID number)

	Entity name	Cocannco Inc	.

2.	The new entity name (if applicable) is		.

3.	The amended and restated constituent filed document is attached.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.

(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are		.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual’s act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are

Bosch	Donald
(Last)	(First)	(Middle)	(Suffix)
11 West Hampden Ave
(Street name and number or Post Office Box information)
Suite l-100
Englewood	CO	80110
(City)	(State)	(Postal/Zip Code)
United States
(Province – if applicable)	(Country – if not US)

AMDRST_PC	Page 1 of 2	Rev. 12/16/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

AMDRST_PC	Page 2 of 2	Rev. 12/16/2016

RESTATED ARTICLES OF INCORPORATION
AND AMENDED BY-LAWS OF
COCANNCO, INC.

PURSUANT TO the applicable provisions of Section 7-90-301, et seq., Section 7-130-106, and Section 7-90-304.5 of Colorado Revised Statutes ( I CRSII ), the undersigned, Don Bosch, hereby submits:

WHEREAS, the corporation wishes to amend its provisions for a class of Common stock and a class of Preferred stock; and

WHEREAS, the corporation, from the date of its incorporation in Colorado, is a Colorado corporation in good standing;

NOW, THEREFORE, the corporation submits these restated articles of incorporation (“Articles of Incorporation”) to the Secretary of State of the State of Colorado, which shall become effective upon acceptance by Colorado’s Secretary of State, to wit:

ARTICLE I,
NAME.

The name of this corporation is “Cocannco, Inc.”.

ARTICLE II,

PURPOSES AND POWERS.

1.

Purposes. Except as may otherwise be restricted by these Articles of Incorporation, the corporation is organized to transact all lawful business that may be conducted by a Colorado corporation subject to the applicable provisions of the Colorado Business Corporation Act (ICBCA”).

2.

General Powers. Except as restricted by these Articles of Incorporation, the corporation shall have and may exercise all powers and rights to which a corporation may lawfully exercise pursuant to the applicable provisions of CRS in force as of the filing date of these Articles of Incorporation.

A.

Duration. The corporation shall have the power to exist in perpetuity, unless its corporate existence is sooner terminated by an action of the corporation’s board of directors and/ or shareholders, or by operation of law.

ARTICLE III,
CAPITAL STOCK.

1.  Authorized Shares. The total number of shares that this corporation is authorized to issue is 500,000,000, allocated as follows among these classes and series of stock:

A.	Common Stock. One class of stock shall be common stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 475,000,000 shares.

B.	Preferred Stock. The second class of stock shall be preferred stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 25,000,000 shares.

Of the 25,000,000 shares of preferred stock authorized, 15,000,000 shares shall be designated as Series A Preferred Stock, which shall have the designations, powers, preferences, and relative and other special rights and the following qualifications, limitations, and restrictions set forth below:

(1)	Series A Preferred Stock.

a.

Designation and Amounts. The board of directors of the corporation, pursuant to authority granted in the Articles of Incorporation, hereby creates a series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”) with a par value of $0.0001 per share. The number of authorized shares constituting the Series A Preferred Stock shall be Fifteen million (15,000,000) shares.

b.	Dividends. The holders of Series A Preferred Stock shall be entitled to’ receive dividends, payable in-cash or stock in parity with the holders of shares of common stock.

c.

Voting. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be permitted five (5) votes for every one (1) share of Series A Preferred Stock held by them pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise required by law, the holders of shares of Series A Preferred Stock and any other series of preferred stock with voting rights and the common stock shall vote together as a single class, and not as separate classes.

d.	Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (“Conversion Rights”):

i.

Automatic Conversion. Each share of Series A Preferred Stock shall not be convertible unless the corporation’s articles of incorporation authorizes an adequate number of shares of Common Stock available for issuance in an amount sufficient to permit the conversion of the shares of Series A Preferred Stock being converted. Conditioned upon the foregoing, each share of Series A Preferred Stock shall automatically convert into five (5) fully paid and non-assessable shares of Common Stock of the Corporation.

ii.

Method of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of common stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice 15 business days prior to date of conversion to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date”.

iii.

Partial Conversion. In the event of the conversion of some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

iv.

Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall resume the status of authorized shares of preferred stock without differentiation as to series. All such shares may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

e.

Transfer Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of common stock upon conversion of any shares of Series A Preferred Stock, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

f.	Adjustments to Conversion Rate.

i.

Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of common stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of common stock after the effective date of this Certificate of Designation, each a “Subdivision, Combination or Consolidation stated in Section B(l)(d)(i). In exception to the forgoing, if agreed in writing by any holder of Series A Preferred Stock prior to any capital reorganization, merger or any reclassification of the stock of the Corporation, such holder may agree, in whole or in part, to amend the terms herein of the Series A Preferred Stock such that the holder’s shares of Series A Preferred Stock are convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification the holder’s shares of the Series A Preferred Stock had been so converted or exchanged in a matter as stated herein.

ii.

Distributions Other Than Cash Dividends Out of Retained Earnings. If the Corporation shall declare a cash dividend upon its common stock payable otherwise than out of retained earnings or shall distribute to holders of its common stock shares of its capital stock, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons,. assets (excluding cash dividends), or options or rights (excluding options to purchase and rights to subscribe for common stock or other securities of the Corporation convertible into or exchangeable for common stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of common stock receivable thereupon, the amount of securities of the Corporation and other property which they would have received had their Series A Preferred Stock been converted into common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period.

g.

Fractional Shares. Fractional shares of Series A Preferred Stock may be issued and all conversion, voting and other rights shall be applied to such fractional shares on a proportional basis; provided, however, that in lieu of any fractional shares of common stock to which the holder of Series A Preferred Stock would be entitled upon conversion or otherwise pursuant hereto, the Corporation shall issue to such holder, one whole share of common stock. The number of whole shares to be issuable to each holder upon such conversion shall be determined on the basis of the number of shares of common stock issuable upon conversion of the total number of shares of Series A Preferred Stock of such holder at the time converting into common stock.

h.	Liquidation.

i.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the shares of Series A, Series B Preferred Stock and Series C Preferred Stock, and common stock in order of rank wherein the Series A Preferred Stock is senior to all other classes of stock, followed by the Series B Preferred Stock, the Series C Preferred Stock, and then the Common Stock of the Corporation. Any distribution resulting from the liquidation, dissolution or winding up of the Corporation will be pro-rata to the quantity of votes each such share holds.

ii.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage an independent appraiser to determine the fair market value of the assets to be distributed to the holders of shares of its capital stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser’s valuation. Any equity securities of other entities to be distributed shall be valued as follows: (x) if the common stock is listed on a national securities exchange or NASDAQ, the last sale price of the common stock in the principal trading market for the common stock on such date or, if there are no sales common stock on that date, then on the next preceding date on which there were any sales of common shares, as reported by the exchange or NASDAQ, as the case may be; or (y) if the common stock is not listed on a national securities exchange or NASDAQ, but is traded in the over-the-counter market, the closing bid price for the common stock on such date, as quoted by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations or, if there are no sales common stock on that date, then on the next preceding date on which there were any sales of common shares, as quoted by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations, as the case may be; or (z) if the fair market value of the common stock cannot be determined pursuant to clause (x) or (y) above, such price as the Board of Directors of the Corporation shall reasonably determine, in good faith.

i.	Registration Rights.

i.

If the Corporation should file any form of registration statement (the “Registration Statement”) under the 1933 Act covering the distribution or sale of any securities of the Corporation, it shall forthwith give written notice (the “Registration Notice”) to the holder(s) of the Series A Preferred Stock of such decision, who shall have the right to elect, by written notice (the “Reply to Registration Notice”) to the Corporation not more than five (5) business days following receipt of said Registration Notice, to have the Registration Statement include the registration of any or all of the Series A Preferred Stock, . or common stock into which it may be converted, in whole or in part.

ii.

In the event of a registration pursuant to subsection “i” above, the Corporation shall use its best efforts to cause the Series A Preferred Stock, or the common stock into which it is converted, so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as file holder(s) of the Series A Preferred Stock may reasonably request; provided, however, that the Corporation shall not by reason of this Agreement be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process.

j.	Redemption. Series A Preferred Shares are not redeemable.

k.

Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of outstanding shares of Series A Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall not be adjusted or changed in any way such that the number of outstanding shares of Series A Preferred Stock in effect immediately prior to the record date for such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall remain the same and there shall be no adjustment in the voting rights stated herein of each share of Series A Preferred Stock and each share of Series A Preferred Stock shall continue to convert into the quantity of fully paid and non-assessable share of Common Stock of the Corporation stated in Section B(2)(d)(i).

l.

No Impairment. Except and to the extent as waived or consented to by the holder, or as otherwise provided herein, the Corporation shall not by any action, including, without limitation, amending its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of holders as set forth in this Certificate of Designations against impairment.

m.

Loss, Theft, Destruction of Series A Preferred Stock Certificates. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed, or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this section are exclusive with respect to the replacement of mutilated, destroyed, lost’ or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

n.

Notices. The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the common stock. Any notice required by the provisions of this Section “n” to be given to the holder of shares of the Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return-receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

o.

Severability. If any right, preference, or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences, and limitations set forth herein that can be given effect without the invalid, unlawful, or unenforceable right, preference, or limitation shall nevertheless remain in full force and effect, and no right, preference, or limitation herein shall be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

p.

Rank. With respect to any payments of interest, dividend rights and rights on liquidation, dissolution, and winding-up of the affairs of the Corporation and any other right or preference, the Series A Preferred Stock shall rank junior to the Series C Preferred Stock and senior to the Series B Preferred Stock, and the Common

Stock.

ARTICLE IV,
DIRECTORS AND OFFICERS.

1.

Number of Directors. The members of the governing board of the corporation are styled as directors. The board of directors of the corporation shall be elected in such manner as shall be provided in the bylaws of the corporation. The board of directors shall consist of at least one (1) individual. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

2.

Limitation of Liability. The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the CRS. If the CRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the CRS, as so amended from time to Mme.

3.

Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Colorado or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit, or proceeding (including without limitation, an action, suit, or proceeding by or in the right of the corporation), whether civil, criminal, administrative, or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the corporation or through insurance purchased and . maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit, or proceeding, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

4.

Repeal and Conflicts. Any repeal or modification of Sections 2 or 3 above approved by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 2 or 3 above and any other article of the Articles, the terms and provisions of Sections 2 or 3 above shall control.

ARTICLE V,
VOTING ON CERTAIN TRANSACTIONS,

1.

Amendment of Articles. The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the CRS, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Article 111, V, Article VI, Article VII, Article VIII, or Article V without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/ 3%) of the issued and outstanding shares of stock of the corporation entitled to vote in the election of directors excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, considered for the purposes of this section as one class.

2.

Additional Vote Required. Any affirmative vote required by this Article V shall be in addition to the vote of the holders of any class or series of stock of the corporation otherwise required by law, the Articles, the resolutions of the board of directors providing for the issuance of such class or series and any agreement between the corporation and any securities exchange or over-the-counter market upon which the corporation’s shares are listed or designated for trading.

ARTICLE VI,
TRANSACTIONS WITH INTERESTED DIRECTORS.

No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

a.

The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

b.	The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

c.

The contract or transaction is fair and reasonable to the corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof, which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VII,
CORPORATE OPPORTUNITY.

The officers, directors, and other members of management of this corporation shall be subject to the doctrine of “corporate opportunities” only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation’s Board of Directors as evidenced by resolutions appearing in the corporation’s minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation which shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself or herself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director, or member of management) from any duties, which he or she may have to this corporation.

ARTICLE VIII,
INDEMNIFICATION.

The corporation may indemnify any director, officer, employee, fiduciary, or agent of the corporation to the fullest extent permitted by CRS as in effect at the time of the conduct by such person.

ARTICLE IX,
AMENDMENTS.

The corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the CRS, these Articles of Incorporation, and the corporation’s bylaws.

ARTICLE X,
ADOPTION AND AMENDMENT OF BYLAWS.

The initial bylaws of the corporation shall be adopted by its initial board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors. The bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with the CRS or these Articles of Incorporation.

ARTICLE Xl,
REGISTERED OFFICE AND REGISTERED AGENT.

The corporation’s initial address of the registered office of the corporation is 1942 Broadway, Suite 314C, Boulder, CO 80302 and the name of the registered agent at such address is Registered Agents, Inc. Either the registered office or the registered agent may be changed in the manner permitted by law.

Acceptance of Appointment by Registered Agent. Roger Johnson has heretofore accepted his appointment as the corporation’s initial registered agent in accordance with the terms of its appointment in this Article XI.

ARTICLE XII,
LIMITATION OF LIABILITY OF DIRECTORS
TO CORPORATION AND SHAREHOLDERS.

No director shall be liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under the CRS Section 7-108-402 or any amendment thereto or successor provision thereto; (b) shall have breached the director’s duty of loyalty to the corporation or its shareholders; c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal, or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by the CRS or as may be permitted in the future by changes or enactments in the CRS, including without limitation Section 7-109-102 and/or Section 7-109-103.

ARTICLE XIII,
RECAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES.

The board of directors, without the consent of shareholders, may adopt any recapitalization affecting the outstanding securities of the corporation by effecting a forward or reverse split of all of the outstanding securities of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the corporation.

IN WITNESS WHEREOF, I, Don Bosch, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this twentieth day of September 12, 2019.

/ s/ Don Bosch

Don Bosch

11 West Hampden Ave - Suite L100

Englewood, CO 80110

Telephone: (720) 209-7760